Exhibit 5.1

FULBRIGHT & JAWORSKI L.L.P.

A REGISTERED LIMITED LIABILITY PARTNERSHIP

1301 MCKINNEY, SUITE 5100

HOUSTON, TEXAS 77010-3095

WWW.FULBRIGHT.COM

Telephone: (713) 651-5151	Facsimile: (713) 651-5246

March 30, 2005

Aleris International, Inc.

25825 Science Park Drive, Suite 400

Beachwood, OH 44122

Ladies and Gentlemen:

We have acted as counsel to Aleris International, Inc., a Delaware corporation (the “Company”), and the subsidiaries listed on Schedule I hereto (collectively, the “Guarantors”) in connection with the execution and delivery by the Company and the Guarantors, as applicable, of the Indenture dated as of November 4, 2004, between the Company and LaSalle Bank National Association, as trustee (the “Trustee”), and the issuance thereunder of $125,000,000 principal amount of the Company’s 9% Senior Notes due 2014, Series B (the “Series B Notes”), in exchange for an equivalent principal amount of its outstanding 9% Senior Notes due 2014 (the “Original Notes”). The terms of the offer to exchange the Series B Notes for the Original Notes (the “Exchange Offer”) are described in the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the “SEC”) on February 4, 2004, as amended by Amendment No. 1 filed by the Company with the SEC on the date hereof (the “Registration Statement”) for the registration of the Series B Notes under the Securities Act of 1933. The guarantees of the Guarantors with respect to the Series B Notes are collectively referred to herein as the “Guarantees” and each individually as a “Guarantee”.

In connection with the foregoing, we have examined originals or copies of such corporate records, as applicable, of the Company and the Guarantors, certificates and other communications of public officials, certificates of officers of the Company and the Guarantors and such other documents as we have deemed necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and the Guarantors and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the due authorization, execution and delivery by the parties thereto of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Series B Notes and Guarantees have been duly authorized for issuance and, when the Registration Statement has become effective under the 1933 Act and the Series B Notes and the Guarantees have been duly executed and authorized in accordance with the Indenture and the Series B Notes have been issued and sold in exchange for the Original Notes as contemplated by the Registration Statement and in accordance with the Exchange Offer,

Houston • New York • Washington DC • Austin • Dallas • Los Angeles • Minneapolis • San Antonio • Hong Kong • London • Munich

Aleris International, Inc.

March 30, 2005

the Series B Notes will constitute valid and legally binding obligations of the Company and each Guaranty will constitute a valid and legally binding obligation of its respective Guarantor, subject to (a) bankruptcy, insolvency, reorganization, moratorium, liquidation, rearrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (b) the refusal of a particular court to grant (i) equitable remedies, including, without limiting the generality of the foregoing, specific performance and injunctive relief or (ii) a particular remedy sought under such documents as opposed to another remedy provided for therein or another remedy available at law or in equity, (c) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law) and (d) judicial discretion.

This opinion is expressly limited by, subject to and based upon the assumptions, exceptions, limitations and qualifications set forth below:

A.	We express no opinion as to the legality, validity, enforceability or binding effect of provisions relating to indemnities and rights of contribution to the extent prohibited by public policy or which might require indemnification for losses or expenses caused by negligence, gross negligence, willful misconduct, fraud or illegality of an indemnified party.

B.	This opinion is given as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the States of New York and Texas and the General Corporation Law of the State of Delaware and the applicable provisions of the Delaware constitution and reported decisions concerning such laws, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. To the extent that any of the Guarantors are incorporated under the laws of another jurisdiction, we have assumed the following: (i) that such Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of its state of incorporation; (ii) that each of the Indenture and the Guarantees have been duly authorized by it, the Indenture has been duly executed by it and it has full corporate power and authority to enter into each of such agreements; and (iii) no consent, approval, authorization or order of any court or governmental agency or body of its state of incorporation is required of it for the consummation of the transactions contemplated by the Indenture or Guarantees.

Aleris International, Inc.

March 30, 2005

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements made with respect to us under the caption “Legal Matters” in the Prospectus included as part of the Registration Statement.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.

Schedule I

Alchem Aluminum, Inc.

Alchem Aluminum of Shelbyville, Inc.

Aleris Ohio Management, Inc.

Commonwealth Industries, Inc.

CA Lewisport, LLC

CI Holdings, LLC

Commonwealth Aluminum, LLC

Commonwealth Aluminum Concast, Inc.

Commonwealth Aluminum Lewisport, LLC

Commonwealth Aluminum Metals, LLC

Commonwealth Aluminum Sales Corporation

Commonwealth Aluminum Tube Enterprises, LLC

Gulf Reduction Corporation

IMCO Energy Corp.

IMCO Indiana Partnership L.P.

IMCO International, Inc.

IMCO Investment Company

IMCO Management Partnership L.P.

IMCO Recycling of California, Inc.

IMCO Recycling of Idaho Inc.

IMCO Recycling of Illinois Inc.

IMCO Recycling of Indiana Inc.

IMCO Recycling of Michigan L.L.C.

IMCO Recycling of Ohio Inc.

IMCO Recycling of Utah Inc.

IMCO Recycling Services Company

IMSAMET, Inc.

Indiana Aluminum Inc.

Interamerican Zinc, Inc.

MetalChem, Inc.

Rock Creek Aluminum, Inc.

Silver Fox Holding Company

U.S. Zinc Corporation

Western Zinc Corporation

Midwest Zinc Corporation

U.S. Zinc Export Corporation